SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                            FORM 8-K


                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES AND EXCHANGE ACT OF 1934




DATE OF REPORT                                     July 5, 2001



                  Rhino Enterprises Group, Inc.,
                      A Nevada Corporation


          Nevada                                88-0333844
(State or other jurisdiction of              (I.R.S. Employer
Incorporation or organization)              identification No.)


                   2925 LBJ Freeway, Suite 188
                       Dallas, TX 75234
                        (972) 241-2669









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Effective July 1,2001, Rhino Enterprises Group, Inc. (OTCBB:
RHNO), has entered into an employment and stock option agreement with Daniel H. Weaver. Mr. Weaver will be Vice President of
Finance.


RHNO shall pay to Mr. Weaver for the services to be rendered hereunder a base salary at an annual rate of Seventy Five Thousand Dollars ($75,000) ("Minimum Annual Compensation")for a term of three (3) years. There shall be an annual review for merit by the RHNO Board of Directors and an increase as deemed appropriate to reflect the value of services by Mr. Weaver.

In addition to Minimum Annual Compensation, Mr. Weaver shall be entitled to participate under RHNO's incentive compensation and/or bonus program(s) (as in effect from time to time), if any, in such amounts as are determined by RHNO's Board of Directors to be appropriate for similarly situated employees of RHNO.

Benefits will be fully paid accident and health insurance,  life
insurance, customary sick leave, automobile allowance,   ten (10)
paid holidays , RHNO shall pay the reasonable costs of preparation, by a professional of Mr. Weaver's choosing, of Mr. Weaver's annual and estimated federal income tax returns, reasonable costs of Mr. Weaver's personal financial planning by a professional of Mr. Weaver's choosing.

If Mr. Weaver were terminated for reasons other than cause, an amount equal to the monthly portion of Mr. Weaver's Minimum Annual Compensation multiplied by the greater of (i) twenty-four
(24), or (ii) the number of months remaining in the term of the Employment Agreement would be owed to him.

Upon Change in Control of RHNO, RHNO is obligated to pay to Mr. Weaver an amount equal to the monthly portion of Mr. Weaver's Minimum Annual Compensation multiplied by thirty-six (36). This amount shall be paid to Mr. Weaver in one lump sum as soon as practicable, but in no event later than sixty (60) days after the date of RHNO's Change of Control.

In the event of termination on account of Mr. Weaver's death, RHNO is obligated to pay to Mr. Weaver's beneficiary or beneficiaries (or to his estate if he fails to make such designation) an amount equal to the monthly portion of Mr. Weaver's Minimum Annual Compensation as in effect on the date of his death multiplied by the greater of (i) twenty-four (24), or
(ii) the number of months which would have otherwise remained in the term of this Agreement had Mr. Weaver not died.

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In the event of termination on account of Mr. Weaver's disability
RHNO shall continue to pay Mr. Weaver an amount equal to two-thirds (2/3) of Mr. Weaver's Minimum Annual Compensation as in effect on the date of Mr. Weaver's cessation of services by reason of disability, less any amounts paid to Mr. Weaver as Workers Compensation, Social Security Disability benefits (or any other disability benefits paid to Mr. Weaver as federal, state, or local disability benefits) and any amounts paid to Mr. Weaver as disability payments under any disability plan or program for a period ending on the earlier of: (a) the date that Mr. Weaver again becomes employed in a significant manner and on a substantially full-time basis; (b) the date that Mr. Weaver attains normal retirement age, as such age is defined in a retirement plan maintained by RHNO; or (c) Mr. Weaver begins to receive retirement benefits from a retirement plan maintained by RHNO.

Mr. Weaver shall additionally be granted an option to acquire 250,000 shares of RHNO's common stock. The Option to acquire the Option Stock shall vest in thirty-five (35) equal, consecutive monthly increments of 6,944 shares each and one final installment of 6,960 shares on the first day of each month beginning with July, 2001 and ending with June, 2004. Notwithstanding anything to the contrary contained in this Agreement, all Options to acquire Option Stock shall irrevocably vest thirty (30) calendar days prior to the scheduled consummation of a Change of Control or upon a Board decision to accelerate vesting.

During the term of this contract, Mr. Weaver will be granted options to acquire shares of RHNO's outstanding common stock ("Performance Stock") upon the completion of certain tasks shown below. These Performance Options will be granted when authorized by the Board and at a price of the then current market price of the stock as determined by the end of day quote as found on any major Internet quotation service.

Timely filing of Rhino's Form 10-QSB      2,000 shares
Timely filing of Rhino's Form 10-KSB      10,000 shares

If any change(s) in the Federal income tax laws materially affect the tax treatment of Mr. Weaver with respect to the Option or the Option Stock, the parties agree to negotiate in good faith to reach an agreement which will take advantage of, or minimize the disadvantages of, such changes.



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                         SIGNATURES

     In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                            Rhino Enterprises Group, Inc.
                            (Registrant)

Date: July 5, 2001          By:/S/ ROBERT W. MOEHLER
                            --------------------------------
                            Robert W. Moehler
                            Chief Executive Officer and duly
                            authorized officer



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